EXHIBIT 10.1

CREDIT AGREEMENT

among

DMRJ GROUP, LLC

as Lender

IMPLANT SCIENCES CORPORATION

as Borrower

and

C ACQUISITION CORP.
ACCUREL SYSTEMS INTERNATIONAL CORPORATION
IMX ACQUISITION CORP.
as Guarantors

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TABLE OF CONTENTS

PAGE

ARTICLE I                            CERTAIN DEFINITIONS AND TERMS...      2

ARTICLE II                          CREDIT FACILITY...      2

ARTICLE III                         CONDITIONS PRECEDENT...      2

ARTICLE IV                         REPRESENTATIONS AND WARRANTIES...      2

ARTICLE V                          COVENANTS...      2

ARTICLE VI                         INDEMNIFICATION; INCREASED COSTS...      2
.
ARTICLE VII                        EVENTS OF DEFAULT...      2

ARTICLE VIII                       RIGHTS AND REMEDIES...      2

ARTICLE IX                         MISCELLANEOUS...      2

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SCHEDULES

Schedule 1.89	Liens
Schedule 4.2	Authorization; Enforcement
Schedule 4.3 (i)	Capitalization
Schedule 4.3 (ii)	Warrant holders having registration rights
Schedule 4.3 (iii)	Obligation to Repurchase Shares
Schedule 4.3 (iv)	Issue Additional Shares
Schedule 4.3 (v)	Anti-Dilution Rights
Schedule 4.3(vi)	Stock Restrictions
Schedule 4.6	Commission Documents, Financial Statements
Schedule 4.7	Subsidiaries
Schedule 4.8	Names; Prior Names
Schedule 4.9	Material Adverse Change
Schedule 4.12	Undisclosed Liabilities
Schedule 4.13	Undisclosed Events or Circumstances
Schedule 4.14	Indebtedness
Schedule 4.15	Title to Assets
Schedule 4.16	Litigation
Schedule 4.18	Taxes
Schedule 4.21	Books and Records; Internal Accounting Controls
Schedule 4.22	Material Agreements
Schedule 4.23	Transactions with Affiliates
Schedule 4.25	Employees
Schedule 4.26	Intellectual Property
Schedule 4.27	Absence of Certain Developments
Schedule 4.29	ERISA
Schedule 4.30	No Integrated Offering
Schedule 4.31	DTC Status
Schedule 4.36	Accounts
Schedule 4.40	Affiliates
Schedule 5.3(g)	Acquisitions, Mergers and Dissolutions
Schedule 5.3(j)	Business Locations

EXHIBITS

Exhibit A	Form of Borrowing Certificate
Exhibit B	Form of Guaranty
Exhibit C	Form of Officer’s Certificate
Exhibit D	Form of Security Agreement
Exhibit E	Form of Advance Request
Exhibit F	Form of Opinion of Counsel
Exhibit G	Form of Budget

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130355.01002/11924525v.4

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of September 4, 2009 (this “Agreement”), is among IMPLANT SCIENCES CORPORATION, a Massachusetts corporation as borrower (“Borrower”), C ACQUISITION CORP., a Delaware corporation, ACCUREL SYSTEMS INTERNATIONAL CORPORATION, a California corporation, and IMX ACQUISITIONS CORP., a Delaware corporation, as guarantors (each a “Guarantor” and collectively “Guarantors” and together with Borrower, collectively, “Loan Parties” and each individually a “Loan Party”), and DMRJ GROUP, LLC (“Lender”).

RECITALS

A. Borrower desires to borrow funds from Lender for working capital purposes, which borrowings and other Obligations (as defined herein) are to be secured by the Collateral (as defined herein).

B. Subject to the terms and conditions hereinafter set forth, Lender has indicated its willingness to make loans to Borrower; provided, however, that Lender is only willing to make loans to Borrower subject to satisfaction of certain conditions as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

ARTICLE I

CERTAIN DEFINITIONS AND TERMS

As used herein, the following terms shall have the meanings herein indicated:

1.1 Account means each of the Funding Account and the Collection Account.

1.2 Account Bank means TD Bank, N.A. or such other bank which maintains one or more of the Accounts as may be selected by Borrower, subject to Lender’s approval.

1.3 Account Control Agreements means, collectively, the Account Control Agreements, dated as of the date hereof, between Borrower, Lender and the Account Bank pertaining to the Funding Account and the Collection Account, and each other Account Control Agreement, if any, entered into among Borrower, Lender and a bank in connection herewith; provided that each such Account Control Agreement shall be in form and substance satisfactory to Lender.

1.4 Advance has the meaning set forth in Section 2.1.

1.5 Advance Date has the meaning set forth in Section 2.2.

1.6 Advance Period means the period commencing on the Closing Date and ending on the earlier of (a) October 31, 2009 and (b) the Termination Date.

1.7 Advance Request has the meaning set forth in Section 2.2.

1.8 Affected Party means Lender and its respective successors and assigns.

1.9 Affiliate means, in respect of any Person, (a) any other Person directly or indirectly holding 10% or more of any class of Capital Stock of that Person, (b) any other Person 10% or more of any class of whose Capital Stock is held directly or indirectly by that Person, and (c) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person; and for the purpose of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct, or cause to be directed, the management and policies of a Person whether through the ownership of securities or interests or by contract or otherwise.

1.10 Agreement means this Credit Agreement, including any Schedules and Exhibits hereto.

1.11 Applicable Law means all provisions of statutes, laws, rules, regulations, ordinances, writs, interpretations, injunctions and orders of any Governmental Authority applicable to any Person, property, transaction or event, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or which such property, transaction or event is the subject including applicable federal, state and local laws and regulations.

1.12 Articles of Organization shall have the meaning set forth in Section 4.5.

1.13 Blocked Account shall have the meaning set forth in Section 5.1(r)

1.14 Borrowing Certificate means a certificate from an authorized Officer of Borrower relating to a proposed Advance, in the form attached hereto as Exhibit A, which certificate shall contain the following certifications of an Officer on behalf of Borrower: (a) as to Borrower’s compliance with all covenants set forth in the Transaction Documents; (b) that all representations and warranties of Borrower set forth in the Transaction Documents are true and correct in all material respects as if made on the date thereof (except to the extent already qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects as if made on the date thereof); (c) that no Default or Event of Default shall have occurred and be continuing or would result from the proposed Advance; (d) the Funding Conditions have been satisfied in full (as determined by Lender in its sole and absolute discretion); and (e) as to such other information as Lender may request in connection with any proposed borrowing hereunder.

1.15 Budget shall have the meaning set forth in Section 5.1(e)(vi).

1.16 Business Day means any day banking transactions can be conducted in New York City, NY, USA and does not include any day which is a federal or state holiday in such location or Rosh Hashanah (both days) or Yom Kippur.

1.17 Bylaws shall have the meaning set forth in Section 4.5.

1.18 Capital Stock means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests.

1.19 Change of Control means the occurrence of any of the following events in one or a series of transactions:

(a) the consolidation, merger or other business combination of the Borrower with or into another Person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Borrower or (B) a consolidation, merger or other business combination in which holders of the Borrower’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);

(b) the sale or transfer of more than fifty percent (50%) of the Borrower’s assets (based on the fair market value as determined in good faith by the Borrower’s Board of Directors) other than inventory in the ordinary course of business in one or a related series of transactions;

(c) closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted; or

(d) the issuance by the Borrower in one or more related or unrelated transactions of any shares, Options (other than Options granted to employees and consultants pursuant to any employee stock benefit, option, purchase or similar plan approved by the Borrower’s Board of Directors), warrants (other than the Warrants (as defined in the Note and Warrant Purchase Agreement)), interests, participations, or other equivalents (regardless of how designated) of the Borrower, whether voting or nonvoting, including Common Stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Exchange Act) or any equity contribution in received by the Borrower, which in the aggregate results in Net Cash Proceeds in excess of $500,000.

1.20 Closing Date means the date hereof.

1.21 Code means the Internal Revenue Code of 1986, as amended from time to time, and all regulations promulgated and rulings issued thereunder.

1.22 Collateral means all property and proceeds thereof now owned or hereafter acquired by any Loan Party or any other Person who has granted a Lien to Lender, in or upon which a Lien now or hereafter exists in favor of Lender, as security for the Obligations.

1.23 Collection Account means the account of Borrower that is located at the Account Bank, control of which is provided for in an Account Control Agreement, and which account is acknowledged and agreed to in writing by Lender as being the “Collection Account” for the purpose of this Agreement.

1.24 Collections means, with respect to each Receivable and all other Collateral, all cash collections and other cash proceeds of such Receivable or such other Collateral, including, without limitation, all (a) payments or repayments of any nature, and any applicable late fees, in any such case, received and collected on such Receivable, (b) proceeds received by virtue of the liquidation of such Receivable, net of expenses incurred in connection with such liquidation, (c) proceeds received under any insurance policy with respect to such Receivable, (d) other proceeds, including recoveries or collections of any deficiency balance, relating to such Receivable, (e) all cash proceeds of the Collateral, and (f) any other amounts received at the Collection Account in respect of a Receivable.

1.25 Commission means the United States Securities and Exchange Commission.

1.26 Commission Documents has the meaning set forth in Section 4.6.

1.27 Common Stock means the common stock, par value $0.10 per share, of the Borrower.

1.28 Concentration Account means that certain deposit account #7928416333 of Lender located at TD Bank, N.A., or such other deposit account which Lender shall identify as the “Concentration Account” for the purpose of this Agreement.

1.29 Conditions Precedent means all of the conditions set forth in Article III.

1.30 Current Ratio has the meaning set forth in Section 5.1(u).

1.31 Default means any event that with the passage of time or the giving of notice or both would be an Event of Default.

1.32 Default Rate has the meaning set forth in Section 2.5(e).

1.33 Dollars and $ means United States dollars.

1.34 Environmental Laws means all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature.

1.35 ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

1.36 ERISA Affiliate means any Person who is a member of any Loan Party’s control group, or who is under common control with any Loan Party, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) and the regulations promulgated and rulings issued thereunder.

1.37 ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or receipt by any Loan Party or any ERISA Affiliate of notice that a Multiemployer Plan is, or is expected to be in endangered or critical status within the meaning of Section 305 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

1.38 Evaluation Date has the meaning set forth in Section 4.21 of this Agreement.

1.39 Event of Default has the meaning set forth in Article VII of this Agreement or in any other Transaction Document.

1.40 Exchange Act means the Securities Exchange Act of 1934, as amended.

1.41 Excluded Taxes means, with respect to Lender, Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or in which its principal office is located, and branch profits or similar taxes.

1.42 Existing Security Agreement means that certain Security Agreement dated as of December 10, 2008 among the Loan Parties and Lender.

1.43 Expenses means all documented out of pocket costs and expenses of Lender (including, without limitation, accounting fees, audit fees, attorneys’ fees, UCC search fees, appraisal fees, underwriting fees, documentation costs and expenses and filing fees and expenses) incurred in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby.

1.44 Facility has the meaning set forth in Section 2.1.

1.45 Facility Limit means $3,000,000.

1.46 Financial Statements means balance sheets, profit and loss statements, statements of cash flows and statements of equityholders’ equity prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with GAAP.

1.47 Funding Account means that certain deposit account #7930880419 located at the Account Bank.

1.48 Funding Conditions has the meaning assigned to such term in Section 3.2.

1.49 GAAP means all applicable generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

1.50 Governmental Authority means the government of the United States of America or any political subdivision thereof, whether state, federal or local, and any agency, authority, instrumentality, regulatory body, court, administrative court or judge, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

1.51 Guaranty means that certain Guaranty to be delivered by each of the Guarantors, dated as of the date hereof, substantially in the form of Exhibit B.

1.52 Indebtedness means, with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products, (c) all capital lease obligations that exceed $50,000 in the aggregate in any fiscal year, (d) all obligations or liabilities secured by a lien or encumbrance on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $50,000 in the aggregate in any fiscal year, (f) all synthetic leases, (g) all obligations with respect to redeemable stock and redemption or repurchase obligations under any capital stock or other equity securities issued by such Person, (h) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account, (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefore as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefore or such Person has no liability therefore as a matter of law, (j) trade debt and other account payables which remain unpaid more than one hundred (100) days past the invoice date, and (k) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person; provided, however, Indebtedness shall not include (I) usual and customary trade debt and other accounts payable incurred in the ordinary course of business less than one hundred (100) days past the invoice date and (II) endorsements for collection or deposit in the ordinary course of business.

1.53 Indemnified Party has the meaning assigned to such term in Section 6.1.

1.54 Indemnified Taxes means Taxes other than Excluded Taxes.

1.55 Indemnity Claim has the meaning set forth in Section 6.2.

1.56 Indemnity Matter has the meaning set forth in Section 6.1.

1.57 Interest Expense means the interest expense of Loan Parties as would be shown on a statement of earnings and cash flow of Borrower for any measurement period prepared in accordance with GAAP, including without limitation all scheduled payments of interest on Indebtedness (specifically including the interest component of payment with respect to capital leases) and all fees (to the extent carried as interest expense on the financial statements of Borrower), as shown on a statement of income for Borrower for any measurement period prepared in accordance with GAAP.  For purposes of calculating Interest Expense, it shall be assumed that any guaranty constituting Indebtedness will require payments of interest, if any, in the amounts as called for in the underlying obligation which is the subject of the guaranty.

1.58 Interest Paid means any interest actually paid in cash by Borrower under Section 2.5(b) of this Agreement.

1.59 Investment means, with respect to any Person, all investments (by capital contribution or otherwise) in any other Person, or any extension of credit, loan, advance, purchase or repurchase of stock or other ownership interest, any Indebtedness or all or a substantial part of the assets or property of any Person, bonds, notes, debentures or other securities, or otherwise, and whether existing on the date of this Agreement or thereafter made, but such term shall not include the cash surrender value of life insurance policies on the lives of officers or employees, excluding amounts due from customers for services or products delivered or sold in the ordinary course of business.

1.60 Investment Property means all “investment property” (as defined in the Code) including, without limitation, (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of Borrower (or if referring to another Person, of such other Person), including the rights of Borrower (or if referring to another Person, of such other Person) to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts held by Borrower (or if referring to another Person, by such other Person); (d) all commodity contracts held by Borrower (or if referring to another Person, by such other Person);

and (e) all commodity accounts held by Borrower (or if referring to another Person, by such other Person).

1.61 IP Security Agreements means the Patent Security Agreement by and among the Loan Parties and the Lender, substantially in the form of Exhibit B attached to the Security Agreement, together with any Copyright Security Agreement or Trademark Security Agreement subsequently entered into by the Borrower or any Subsidiary and the Lender pursuant to the terms of the Security Agreement.

1.62 Lender-Related Persons has the meaning set forth in Section 6.1.

1.63 Lien means any lien, security interest, mortgage, debenture, pledge, charge, claim, assignment by way of security, hypothecation or other encumbrance of any kind granted or permitted by a Person or arising by operation of law, in respect of any Person’s property or assets, or any consignment or capital lease of property by such Person as consignee or lessee or any other security agreement, trust or arrangement, having the effect of security for the payment or performance of any debt, liability or obligation.

1.64 Loan Parties has the meaning set forth in the introduction to this Agreement.

1.65 Management Consultant shall have the meaning set forth in Section 5.1(o)(i).

1.66 Material Adverse Effect means any material adverse effect on the business, operations, properties or financial condition of the Borrower and its Subsidiaries (taken together as a whole) and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of any Loan Party to perform any of its obligations under this Agreement or any of the Transaction Documents in any material respect.

1.67 Material Agreements means any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the Commission.

1.68 Maturity Date means December 10, 2009.

1.69 Maximum Rate means the maximum rate or amount of interest that Lender is allowed to contract for, charge, take, reserve or receive under Applicable Law.

1.70 Minimum Balance has the meaning set forth in  Section 5.1(r).

1.71 Multiemployer Plan means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

1.72 Net Cash Proceeds means 100% of the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower in connection with a transaction or series of transactions after deducting therefrom only reasonable fees, commissions, and expenses related thereto and required to be paid by the Borrower in connection with such transaction or transactions to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an affiliate of Borrower and are properly attributable to such transaction or transactions.

1.73 Net Income means for any period, the aggregate net income (or loss) of Loan Parties for such period on a consolidated basis determined in accordance with GAAP, provided, the following items shall be excluded from the calculation of Net Income: (a) after-tax gains and losses from asset sales or abandonment or reserves relating thereto; (b) items classified as extraordinary, nonrecurring or unusual gains, losses or charges, and the related tax effects, each determined in accordance with GAAP; (c) the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Subsidiary of a Loan Party or is merged or consolidated with a Loan Party or any Subsidiary of a Loan Party; (d) the net income (but not loss) of any Loan Party or any Subsidiary of a Loan Party to the extent that the declaration of dividends, the making of intercompany loans or similar payments by that Subsidiary of that income is restricted by a contract, operation of law or otherwise; (e) the net income of any Person, other than a Loan Party or a Subsidiary of a Loan Party, except to the extent of cash dividends or distributions paid to a Loan Party or a Subsidiary of a Loan Party by such Person; (f) any restoration to income of any contingency reserve; (g) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued); and (h) income attributable to insurance proceeds, condemnation awards or litigation awards or settlements.

1.74 Net Profits Interest has the meaning set forth in Section 2.7.

1.75 Net Profits Paid means any Net Profits Interest actually paid in cash by Borrower under Section 2.7 of this Agreement.

1.76 Net Profits Payment Date means each Advance Date and the Termination Date.

1.77 Net Profits means, with respect to Loan Parties for the period commencing on the date hereof through the Termination Date, the Net Income after taxes of Loan Parties for such period plus the sum of the following (to the extent deducted in the computation of such Net Income): (a) depreciation expense; (b) amortization expense; (c) Interest Expense; and (d) income taxes, all as shown on a statement of income for Borrower for any measurement period on a consolidated basis prepared in accordance with GAAP.

1.78 Note has the meaning set forth in Section 2.3.

1.79 Note and Warrant Purchase Agreement means that certain Note and Warrant Purchase Agreement dated as of December 10, 2008 between Borrower and Lender, as has been and may hereafter be amended, supplemented, restated or otherwise modified from time to time.

1.80 Note and Warrant Purchase Agreement Documents means the Transaction Documents (as defined in the Note and Warrant Purchase Agreement, as has been and may hereafter be amended, supplemented, restated or otherwise modified from time to time).

1.81 Obligations shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of any Loan Party to Lender or any of its affiliates at any time and from time to time of every kind, nature and description arising under any Transaction Document or Note and Warrant Purchase Agreement Document, whether direct or indirect, secured or unsecured, joint and/or several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious or liquidated or unliquidated, including, without limitation, the Net Profits Interest, all interest, fees, charges, expenses and indemnities, all amounts paid or advanced by Lender to, on behalf of or for the benefit of any such Loan Party in accordance with the terms of the Transaction Documents, for any reason at any time, and all obligations of performance as well as obligations of payment and all interest, fees and other amounts that accrue after the commencement of any receivership, insolvency or bankruptcy proceeding by or against any such Loan Party or its Properties.

1.82 Officer means Glenn Bolduc, in his capacity as the President of Borrower, and Roger Deschenes, in his capacity as the Vice President, Finance of Borrower.

1.83 Officer’s Certificate means a certificate to be delivered by the Borrower, dated as of the Closing Date, substantially in the form of Exhibit C attached hereto.

1.84 Opinion of Counsel means a written opinion of counsel in form and substance acceptable to Lender.

1.85 Other Taxes means all present or future stamp or documentary taxes or any other excise, goods and services, sales or property taxes, charges or similar levies arising from any payment made hereunder or under any other Transaction Document or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

1.86 Payment Date means the first day of each calendar month.

1.87 PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

1.88 Pension Plan means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which any Loan Party or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

1.89 Permitted Liens means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Borrower’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Borrower’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) the Liens set forth in Schedule 1.89 hereto in effect on the date hereof; (d) the Liens of Lender set forth in the Existing Security Agreement; and (e) Liens of Lender as set forth in the Transaction Documents.

1.90 Person means any individual, sole proprietorship, joint venture, corporation, partnership, limited liability company, association, joint-stock company, trust, banking association, unincorporated organization, cooperative, estate or Governmental Authority or any agency or political subdivision thereof or any other entity of any kind or nature whatsoever.

1.91 Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) that any Loan Party or any of its ERISA Affiliates sponsors or maintains or to which any Loan Party or any of its ERISA Affiliates makes, is making, or is obligated to make contributions other than a Pension Plan or Multiemployer Plan.

1.92 Receivable means an account as defined in the UCC.

1.93 Reportable Event means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC.

1.94 Right means, with respect to any Person, any rights, remedies, powers, privileges and/or benefits of such Person whether at law or in equity.

1.95 Securities Act means the Securities Act of 1933, as amended.

1.96 Security Agreement means that certain Security Agreement, dated as of the Closing Date, from Loan Parties in favor of Lender, substantially in the form of Exhibit D attached hereto.

1.97 Security Documents means (a) the Guaranty, (b) the Security Agreement, (c) the Account Control Agreements, (d) the IP Security Agreements and (e) all other documents, certificates and instruments from time to time securing or guaranteeing the Obligations under the Transaction Documents, or relating to the perfection or priority of any such security interest or guaranty, including, without limitation, all security agreements, financing statements, fixture filings and chattel mortgages, title insurance policies and endorsements, segregated account and depository account agreements, blocked account agreements, control agreements, copies of leases, landlord waivers, bailee agreements, and other agreements affecting the Collateral, insurance certificates and endorsements, and other documentation relative to the liens and security interests in the Collateral as Lender may request.

1.98 Subsidiary means, with respect to any Person, any other Person of which at least 50% of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

1.99 Taxes means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Applicable Law or Governmental Authority.

1.100 Termination Date means earlier of (a) the Maturity Date, (b) the date on which the Obligations, or any part thereof, are accelerated (or deemed accelerated) in accordance with Article VIII or (c) the date on which Borrower notifies Lender of its election to terminate the Facility at such time as all Obligations have been indefeasibly paid in full in cash.

1.101 Transaction Documents means this Agreement, the Note, the Security Documents, the Officer’s Certificate and any other agreements, notes, guaranties, certificates, instruments or other documents delivered pursuant to or therewith, as each may be amended, modified, replaced or restated from time to time.

1.102 UCC means the Uniform Commercial Code as in effect in the relevant jurisdiction, as amended from time to time.

1.103 Voidable Transfer has the meaning set forth in Section 9.23.

1.104 Welfare Plan means a “welfare plan,” as such term is defined in Section 3(1) of ERISA

ARTICLE II

CREDIT FACILITY.

2.1 Credit Facility.  Subject to and in reliance upon the terms, conditions, representations and warranties contained in this Agreement, Lender hereby establishes a revolving credit facility (the “Facility”) for Borrower pursuant to which Lender may, in Lender’s sole discretion, make loans during the Advance Period to Borrower in one or more advances (the “Advances”) for uses expressly permitted under Section 2.12 hereto; provided, however, that in no event shall (a) the aggregate principal balance or all Advances exceed the Facility Limit, (b) the amount of any Advance be less than $100,000, (c) any Advance be available after the Advance Period, and (d) any Advance be made until the Funding Conditions for such Advance have been satisfied.

2.2 Borrowing Procedures.  Borrower shall request each Advance by delivering to Lender a written notice (by facsimile or an electronic format acceptable to Lender) (an “Advance Request”) to Lender specifying (i) the amount of the requested Advance, (ii) the proposed date of funding of the Advance (which shall be a Business Day) (the “Advance Date”), and (iii) the aggregate amount of Net Profits generated by the Loan Parties since the Closing Date through such Advance Request.  Each Advance Request shall be in substantially the form attached hereto as Exhibit E, shall be delivered together with an executed Borrowing Certificate and must be received by Lender no later than noon (New York City time) five (5) Business Days prior to the applicable Advance Date.  In the event that Lender elects to fund the Advance and the Funding Conditions are satisfied, Lender shall remit the amount of the Advance in immediately available funds to the Funding Account by 3:00 p.m. (New York City time) on the Advance Date.

2.3 Promissory Note.  All Advances made by Lender shall be evidenced by a promissory note executed by Borrower in favor of Lender in form and substance satisfactory to Lender (the “Note”).

2.4 Manner of Payments.  All payments made by or on behalf of Borrower to Lender under this Agreement or the other Transaction Documents on account of principal, interest or otherwise shall, unless otherwise specified in this Agreement or by Lender in writing, be made directly by Borrower or via wire transfer on behalf of Borrower to Lender and shall be received by Lender on each related due date not later than noon (New York City time), in immediately available funds, in the Collection Account or such other account or place as Lender shall direct, in immediately available funds.  If any payment by or on behalf of Borrower under this Agreement or the other Transaction Documents is to be made on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time will in such case be included in computing interest in connection with such payment.  All payments shall be made by Borrower to Lender without offset, deduction, defense or counterclaim.

2.5 Interest and Other Payments.

(a) Borrower shall pay to Lender interest on the outstanding principal amount of the Advances at a rate equal to the lesser of 25% per annum and the Maximum Rate (which interest accruing at the Maximum Rate shall compound at the maximum frequency permitted under Applicable Law).

(b) On each Payment Date, Borrower shall pay to Lender, with respect to each Advance, all accrued and unpaid interest on the outstanding Obligations.

(c) [Intentionally Omitted]

(d) At all times after the occurrence and during the continuation of any Event of Default, interest shall be payable on demand.  If interest in excess of the Maximum Rate is at any time received by Lender, as determined by a court of competent jurisdiction, such excess shall be applied against other outstanding Obligations.

(e) At the option of Lender, following any Event of Default and to the extent permitted by Applicable Law, all Obligations shall bear interest at the per annum rate set forth in Section 2.5(a) plus 5% (the “Default Rate”) until paid, regardless of whether such payment is made before or after entry of a judgment, provided that the Default Rate shall never exceed the Maximum Rate.

2.6 Computation of Interest.  Interest shall be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.  Further, for the purpose of computing interest, all items of payment in immediately available funds received by Lender shall be applied by Lender against the Obligations on the Business Day immediately following the date on which such payment is received, and (subject to final payment of all drafts and other items) any other items of payment received by Lender shall be applied by Lender against the Obligations on the Business Day such payment constitutes good funds in Lender’s account.  The determination of when a payment is received by Lender will be made in accordance with Section 2.4.

2.7 Net Profits Interest.  As additional compensation to Lender for its extensions of credit under this Agreement, Borrower shall pay to Lender on each Net Profits Payment Date an amount equal to 50% of the aggregate Net Profits generated by Loan Parties between the Closing Date through such Net Profits Payment Date less any amounts previously paid to Lender pursuant to this Agreement as either Interest Paid and/or any Net Profits Paid prior to such Net Profits Payment Date (the “Net Profits Interest”) (the Advance Request delivered to Lender on or about such date, as applicable, shall include calculations of the Net Profits from the Closing Date through such date in reasonable detail, together with such other information necessary or reasonably requested to support such calculations).  The payment of Net Profits Interest shall apply to all Net Profits generated by Loan Parties between the Closing Date and Termination Date.  Borrower’s obligation to pay Net Profits Interest to Lender shall exist regardless of, and shall not be diminished by, the actual amount outstanding, if any, under this Agreement and regardless of whether there are any claims, defenses or offsets, it being understood that said obligation is not subject to any rights, claims, defenses or offsets, each of which are knowingly, expressly and unequivocally waived by Borrower with respect to the obligations contained in this paragraph.

2.8 Principal Payments.  Notwithstanding anything to the contrary contained herein, any unpaid principal balance of the Advances and any accrued and unpaid interest and all other Obligations, including without limitation, the Net Profits Interest shall be due and payable on the Termination Date.

2.9 Cash Management; Distribution of Funds.  (a) Borrower shall establish and maintain, at its expense, the Funding Account and the Collection Account.  Borrower shall instruct, or shall cause all payments in respect of Receivables to be deposited in the Collection Account (either directly by wire transfer or electronic funds transfer).  In addition, Borrower shall promptly (and in any event not later than one (1) Business Day following receipt thereof) remit to the Collection Account all Collections, if any, received by Borrower.  Borrower shall not permit funds other than Collections to be deposited into the Collection Account.  If any such funds are nevertheless deposited into the Collection Account, Borrower shall promptly identify such funds for segregation.  Borrower shall not, and shall not permit any Person to, commingle Collections or other funds to which Lender is entitled with any other funds.  The Collection Account, and all funds on deposit therein, shall, at all times, be subject to an Account Control Agreement pursuant to which (i) Lender has “control” (within the meaning of the applicable UCC) over such Accounts and all funds on deposit therein and (ii) Lender, Borrower and Account Bank shall agree to cause all funds in the Collection Account in excess of a minimum balance to be swept into the Concentration Account on a daily basis.  Borrower shall have no right of access to or withdrawal from the Collection Account.

(b) (i)  Subject to Section 2.9(b)(ii), on each Payment Date or Net Profits Payment Date, Lender shall distribute, or cause to be distributed, the funds on deposit in the Concentration Account representing the cash proceeds of Collateral in the following order:

first, to Lender an amount equal to all costs and expenses then owing to Lender;

second, to Lender all amounts owing under Section 2.5 herein;

third, to Lender an amount equal to the Net Profits Interest;

fourth, to Lender all amounts owing consisting of accrued but unpaid interest owing pursuant to or under the Note and Warrant Purchase Agreement Documents;

fifth, to Lender an amount equal to the aggregate principal amount of the Obligations outstanding under this Agreement;

sixth, unless otherwise required by Applicable Law, to the Borrower’s Operating Account, an amount equal to any surplus after giving effect to the distributions made pursuant to clauses first through fifth of this Section 2.9(b)(i), for use by the Borrower.

(ii) Notwithstanding anything to the contrary contained in Section 2.9(b)(i) or in any other provision of this Agreement or the other Transaction Documents, during the existence of an Event of Default, Lender may apply all payments and proceeds of Collateral to the Obligations in any order as determined by Lender in its sole discretion.

2.10 No Termination.  This Agreement shall not be deemed to be terminated solely because the Obligations may from time to time be paid in full.

2.11 Voluntary Principal Prepayments.  Advances may be prepaid in whole or in part prior to the applicable Payment Dates.  In the event that Borrower proposes to make any prepayment, Borrower shall give Lender at least five (5) Business Days prior written notice thereof.

2.12 Use of Proceeds.  Borrower shall use the proceeds of each Advance solely for working capital purposes that are consistent with all Applicable Laws.

2.13 Borrower’s Loan Account.

(a) Lender shall maintain one or more loan account(s) on its books in which shall be recorded (i) all Advances and other Obligations and the Collateral, (ii) all payments made by or on behalf of Borrower and (iii) all other appropriate debits and credits as provided in this Agreement, including interest, costs and expenses.  All entries in the loan account(s) shall be made in accordance with Lender’s customary practices as in effect from time to time.

(b) Upon the reasonable request of Borrower and at reasonable intervals, Lender shall render to Borrower a statement setting forth the balance in the Borrower’s loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, Net Profits Interest, fees, expenses and any other amounts owing to Lender under the Transaction Documents, within a reasonable period of time following the request of Borrower.  Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender.  Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts owing to Lender by Borrower.

ARTICLE III

CONDITIONS PRECEDENT.

3.1 Initial Advance.  Lender has indicated that it does not intend to make the initial Advance unless Lender has received all of the following items described in this Section 3.1, in each case, in form and substance satisfactory to Lender, and unless Borrower has complied with all of the following conditions and terms described in this Section 3.1, in each case, to the satisfaction of Lender (unless waived in writing in any instance):

(a) Lender shall have received a fully executed copy of (i) this Agreement, (ii) the Note, (iii) each other Transaction Document, and (iv) such other documents and instruments as Lender may request;

(b) Each of the representations and warranties of the Loan Parties in this Agreement, the Note and Warrant Purchase Agreement Documents and the other Transaction Documents shall be true and correct in all respects as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date;

(c) The Loan Parties shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement, the Note and Warrant Purchase Agreement Documents and the other Transaction Documents to be performed, satisfied or complied with by the Loan Parties at or prior to the Closing Date;

(d) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement;

(e) No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against any Loan Party or any Subsidiary of a Loan Party, or any of the officers, directors or affiliates of any Loan Party or any Subsidiary of a Loan Party seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions and there shall be no pending or threatened material litigation, investigations or other matters affecting any Loan Party;

(f) The Lender shall have received an Opinion of Counsel, dated the Closing Date, substantially in the form of Exhibit F hereto, with such exceptions and limitations as shall be reasonably acceptable to counsel to the Lender;

(g) Lender shall have received a good standing certificate issued by the Secretary of State or comparable officer of the jurisdiction of formation, as applicable, as of a recent date acceptable to Lender, evidencing the legal existence and good standing of Borrower;

(h) Each of the Loan Parties shall have delivered to the Lender a secretary’s certificate, dated as of the Closing Date, as to (i) the resolutions adopted by the Board of Directors of such Loan Party approving the transactions contemplated hereby, (ii) the Articles of Organization or comparable formation documents, duly certified by the Secretary of State or comparable officer of the jurisdiction of incorporation as of a recent date acceptable to Lender, (iii) the Bylaws or comparable organizational document, each as in effect as of the Closing Date, and (iv) the authority and incumbency of the officers of such Loan Party executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith;

(i) On the Closing Date, the Borrower shall have delivered to the Lender a certificate signed by an executive officer on behalf of the Borrower, dated as of the Closing Date, (A) confirming the accuracy of the Loan Parties’ representations, warranties and covenants as of such date, (B) confirming the compliance by the Loan Parties with the conditions precedent set forth in paragraphs (b)-(e) and (j) of this Section 3.1 as of the Closing Date and (C) certifying that no Event of Default or Default has occurred and is continuing, or would result from the making of the initial Advance;

(j) Except as disclosed on Schedule 4.9 hereto, no Material Adverse Effect shall have occurred since December 31, 2008;

(k) The Borrower shall have permitted Lender to make such audits and inspections as the Lender deems reasonably appropriate and the Lender is satisfied, in its reasonable discretion, with the results thereof.  Such audits and inspections by the Lender shall not affect any of the representations and warranties made by the Loan Parties in this Agreement or any of the Transaction Documents and shall not, under any circumstances constitute a waiver of the Lender’s indemnification rights under Article VI hereof, or otherwise relieve the Loan Parties of any liability thereunder;

(l) The Borrower shall have paid the fees and expenses described in Section 9.11 of this Agreement (including, without limitation, the Expenses);

(m) The Loan Parties shall have obtained all consents, approvals, or waivers from all governmental authorities, third parties and Loan Party security holders necessary for the execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby;

(n) Lender shall have received copies of UCC, tax and judgment lien reports (the expense of which shall be paid directly by Borrower) from all jurisdictions requested by Lender, covering such periods as Lender may request and listing effective financing statements and tax and judgment liens filed against Borrower, together with copies of all financing statements or liens disclosed in such reports, and none of such financing statements (except those filed in favor of Lender and the holders of Permitted Liens) or liens shall refer to the Collateral, unless releases therefor, in form and substance satisfactory to Lender, have been obtained, and UCC-3 termination statements have been filed, on or prior to the Closing Date;

(o) Lender shall have received evidence satisfactory to it that all security interests in favor of Lender in the Collateral are fully perfected, first priority security interests and are subject to no other liens or adverse claims other than Permitted Liens;

(p) Lender shall have received a fully executed copy of an Account Control Agreement in respect of (i) the Collection Account and (ii) the Funding Account;

(q) Lender shall have received a fully executed copy of a consent letter or amendment to the Note and Warrant Purchase Agreement Documents consenting to the transactions contemplated hereby and by the Transaction Documents; and

(r) all other terms and conditions of this Agreement and the other Transaction Documents and each other document executed in connection herewith or therewith shall have been complied with, except to the extent expressly waived in writing by Lender.

3.2 Each Advance.  Lender shall not be obligated to make any Advance (including the initial Advance) unless the following conditions have been satisfied (such conditions the “Funding Conditions”):

(a) Lender shall have received an Advance Request with respect to such proposed Advance together with a detailed calculation of the aggregate cumulative Net Profits and a completed Borrowing Certificate, and each statement or certification made by Borrower in the Advance Request and the Borrowing Certificate shall be true and correct on the Advance Date;

(b) At the time of each Advance (i) the representations and warranties made in this Agreement, the Note and Warrant Purchase Agreement Documents and in Transaction Documents shall be, in the case of the initial Advance, true and correct in all respects as of the date of the initial Advance, and in the case of any subsequent Advance, true and correct in all material respects as of the date of such Advance (except to the extent already qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and except for representations and warranties that are only made as of a specific earlier date), and (ii) no Default or Event of Default shall have occurred and be continuing, or would result from the making of the Advance;

(c) The making of each Advance shall be permitted by all Applicable Law;

(d) All conditions related to any Advance shall have been met in a manner satisfactory to Lender, and, if requested by Lender, Borrower shall have delivered to Lender evidence in form and substance satisfactory to Lender substantiating any of the conditions contained in this Agreement that are necessary to enable Borrower to qualify for any Advance;

(e) From the date of the Borrower’s most recent audited financial statements delivered to Lender, no Material Adverse Effect shall have occurred; and

(f) Lender shall have received such other items, in form and substance satisfactory to Lender, as Lender may request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Loan Parties represents and warrants to Lender as follows:

4.1 Organization, Good Standing and Power.  The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  Each Guarantor and Subsidiary of a Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws or its jurisdiction of incorporation and laws of the jurisdictions set forth on Schedule 4.7 and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  The Borrower does not have any direct or indirect Subsidiaries or own securities of any kind in any other entity except as set forth on Schedule 4.7 hereto.  The Borrower and each such Subsidiary is duly qualified as a foreign corporation, limited liability company or limited partnership to do business and is in good standing in every other jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization; Enforcement.  Each Loan Party has the requisite corporate power and authority to enter into and perform this Agreement, the Note, the Security Agreement, the Officer’s Certificate, the IP Security Agreements and the Guaranty.  The execution, delivery and performance of the Transaction Documents by the Loan Parties and the consummation by them of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and, except as set forth on Schedule 4.2, no further consent or authorization of the Loan Parties, their Board of Directors, stockholders or any other third party is required.  When executed and delivered by the Loan Parties, each of the Transaction Documents shall constitute a valid and binding obligation of the Loan Parties enforceable against the applicable Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

4.3 Capitalization.  The authorized capital stock and the issued and outstanding shares of capital stock of the Borrower as of the Closing Date is set forth on Schedule 4.3(i)

hereto.  All of the outstanding shares of the Common Stock and any other outstanding security of the Borrower have been duly and validly authorized.  Except as set forth in the Note and Warrant Purchase Agreement, or as set forth on Schedule 4.3(ii) hereto, no shares of Common Stock or any other security of the Borrower or any other Loan Party are entitled to preemptive, conversion or other rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, or agreements granted or issued by or binding upon any Loan Party or any Subsidiary of a Loan Party of for the purchase or acquisition of any shares of capital stock of such Person or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of capital stock of the Borrower or such Loan Party.  Neither the Borrower nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence except as set forth on Schedule 4.3(iii) hereto.  Furthermore, except as set forth in this Agreement, the Note and Warrant Purchase Agreement and as set forth on Schedule 4.3(iv) hereto, there are no contracts, commitments, understandings, or arrangements by which the Borrower or any other Loan Party is or may become bound to issue additional shares of the capital stock of the Borrower or any other Loan Party or options, securities or rights convertible into shares of capital stock of the Borrower or such Loan Party.  Except as provided on Schedule 4.3(v) hereto, neither the Borrower nor any other Loan Party is a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities.  Except as set forth on Schedule 4.3(vi), neither the Borrower nor any other Loan Party is a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Borrower or such other Loan Party.

4.4 Issuance of Note.  The Note has been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Note shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind.

4.5 No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Loan Parties, the performance by the Borrower of its obligations under the Note and the consummation by the Loan Parties of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the Borrower’s Amended and Restated Articles of Organization (the “Articles of Organization”) or Bylaws (the “Bylaws”), each as amended to date, or any other Loan Party’s comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Borrower, any other Loan Party or any of their Subsidiaries is a party or by which the Borrower, any other Loan Party or any of their Subsidiaries’ respective properties or assets are bound, (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Borrower, any other Loan Party or any of their Subsidiaries or by which any property or asset of the Borrower, any other Loan Party or any of its Subsidiaries are bound or affected, or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of the Borrower, any other Loan Party or any of their Subsidiaries under any agreement or any commitment to which the Borrower, any other Loan Party or any of their Subsidiaries is a party or by which the Borrower, any other Loan Party or any of their Subsidiaries is bound or by which any of their respective properties or assets are bound, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect (other than violations pursuant to clauses (i) or (iii) (with respect to federal and state securities laws)).  None of the Borrower, any other Loan Party nor any of their Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by the Borrower under applicable state and federal securities laws, rules or regulations).  The business of the Borrower, any other Loan Party and their Subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity.

4.6 Commission Documents, Financial Statements.  The Common Stock of the Borrower is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and, except as set forth on Schedule 4.6, the Borrower has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  Except as set forth on Schedule 4.6, each Commission Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and the Commission Documents did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as set forth on Schedule 4.6, as of their respective dates, the financial statements of the Borrower included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Borrower and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.7 Subsidiaries.  Schedule 4.7 hereto sets forth each Subsidiary of the Borrower, showing the jurisdiction of its incorporation or organization and showing the percentage of each person’s ownership of the outstanding stock or other interests of such Subsidiary.  All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.

4.8 Name; Prior Names.  The complete and exact legal name of each Loan Party is set forth on the signature page to this Agreement.  Neither Borrower nor any other Loan Party has transacted business under any other corporate or trade name within the last five years, been a party to any merger, combination or consolidation or acquired all or substantially all of the assets of any Person other than as set forth on Schedule 4.8.

4.9 No Material Adverse Change.  Except as disclosed in the Commission Documents or on Schedule 4.9 hereto, since December 31, 2008, the Borrower has not experienced or suffered any Material Adverse Effect.  There are no facts or conditions relating to the Transaction Documents, any of the Collateral or the financial condition and business of any Loan Party that would, individually or collectively, cause a Material Adverse Effect.

4.10 Licenses, Registrations and Approvals.  Each Loan Party possesses all necessary authority and has obtained all the licenses, registrations and approvals necessary for the conduct of such Loan Party’s business in each jurisdiction where such Loan Party operates, and to continue to conduct its business as presently conducted and as expected to be conducted in each jurisdiction and for the performance of such Loan Party’s obligations hereunder and under each of the Transaction Documents to which such Loan Party is a party and all such licenses, registrations and approvals are in full force and effect, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

4.11 Ability to Perform.  No Loan Party believes, nor does any Loan Party nor have any reason or cause to believe, that it cannot perform each and every one of its obligations under this Agreement and under the other Transaction Documents.

4.12 No Undisclosed Liabilities.  Except as disclosed on Schedule 4.12 hereto, since December 31, 2008, none of the Borrower, any other Loan Party nor any of their Subsidiaries has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Borrower’s, such Loan Party’s or their Subsidiaries’ respective businesses or which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

4.13 No Undisclosed Events or Circumstances.  Since December 31, 2008, except as disclosed on Schedule 4.13 hereto, no event or circumstance has occurred or exists with respect to the Borrower, the other Loan Parties or their Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Borrower but which has not been so publicly announced or disclosed.

4.14 Indebtedness.  Schedule 4.14 hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Loan Parties or any Subsidiary of a Loan Party, or for which any Loan Party or any Subsidiary of a Loan Party has commitments.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

4.15 Title to Assets.  Each Loan Party and each Subsidiary of a Loan Party has good and valid title to all of its real and personal property reflected in the Commission Documents,

free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated on Schedule 4.15 hereto.  Any leases of each Loan Party and each of its Subsidiaries are valid and subsisting and in full force and effect.  Pursuant to, and upon execution and delivery of, the Security Agreement and any applicable IP Security Agreements, the Loan Parties shall have granted to the Lender a perfected, first priority security interest in substantially all of the assets of each of the Loan Parties.

4.16 Actions Pending.  There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any Subsidiary of a Loan Party which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto or any of the Note and Warrant Purchase Agreement Documents or any of the transactions contemplated thereby or any action taken or to be taken pursuant thereto.  Except as set forth on Schedule 4.16 hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Loan Parties, threatened against or involving any Loan Party, any Subsidiary of a Loan Party or any of their respective properties or assets, which individually or in the aggregate, would reasonably be expected, if adversely determined, to have a Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against any Loan Party or any Subsidiary of a Loan Party or any officers or directors of any Loan Party or Subsidiary in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.17 Compliance with Law.  The business of the Loan Parties and the Subsidiaries of the Loan Parties has been and is presently being conducted in accordance with all Applicable Law, except such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each of the Subsidiaries of the Loan Parties have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.18 Taxes.  Each Loan Party and each of the Subsidiaries of the Loan Parties has accurately prepared and filed (or validly extended) all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Loan Parties and the Subsidiaries for all current taxes and other charges to which any Loan Party or any Subsidiary of a Loan Party is subject and which are not currently due and payable.  Except as disclosed on Schedule 4.18 hereto, none of the federal income tax returns of any Loan Party or any Subsidiary of a Loan Party have been audited by the Internal Revenue Service.  No Loan Party has any knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against any Loan Party or any Subsidiary of any Loan Party for any period, nor of any basis for any such assessment, adjustment or contingency.

4.19 Disclosure.  Except for the transactions contemplated by this Agreement, each Loan Party confirms that neither it nor any other person acting on its behalf has provided the Lender or its agents or counsel with any information that constitutes or might constitute material, nonpublic information.  To each Loan Party’s knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Lender by or on behalf of any Loan Party or any Subsidiary of a Loan Party in connection with the transactions contemplated by this Agreement, taken together as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

4.20 Environmental Compliance.  Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries have obtained all approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws.  Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party has all necessary governmental approvals required under all Environmental Laws as necessary for such Loan Party’s business or the business of any of its subsidiaries.  To each Loan Party’s knowledge, each Loan Party and each of its Subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.  Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting any Loan Party or its Subsidiaries that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

4.21 Books and Records; Internal Accounting Controls.  The records and documents of the Loan Parties and their Subsidiaries accurately reflect in all material respects the information relating to the business of the Loan Parties and their Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of any Loan Party or any Subsidiary of a Loan Party. The Loan Parties are in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to the Loan Parties as of the Closing Date. The Loan Parties and their Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Loan Parties have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for each of the Loan Parties and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Borrower in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Except as set forth on Schedule 4.21, the Borrower’s certifying officers have evaluated the effectiveness of the Loan Parties’ disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Except as set forth on Schedule 4.21, the Borrower presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Loan Parties’ internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Loan Parties’ internal control over financial reporting.

4.22 Material Agreements.  Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries have performed all obligations required to be performed by them to date under any Material Agreements.  Except as disclosed on Schedule 4.22 hereto, no Loan Party nor any of Subsidiary of any Loan Party has received any notice of default under any Material Agreement, which has not been waived or cured.  Except as disclosed on Schedule 4.22 hereto, no Loan Party nor any Subsidiary of any Loan Party is currently in default under any Material Agreement now in effect.

4.23 Transactions with Affiliates.  Except as set forth on Schedule 4.23 hereto or in the Commission Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) any Loan Party, any Subsidiary of any Loan Party or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of any Loan Party, or any Subsidiary of a Loan Party, or any person owning at least 5% of the outstanding capital stock of any Loan Party or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder which, in each case, is required to be disclosed in the Commission Documents or in the Borrower’s most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

4.24 Securities Act of 1933.  The Borrower is not, and has never been, a company described in Rule 144(i)(1) under the Securities Act, and is a “reporting issuer” as described in Rule 144(c)(1) under the Securities Act.   Neither the Borrower, nor any of its directors, officers or controlling persons, has taken or will, in violation of applicable law, take, any action designed to or that might reasonably be expected to cause or result in, or which has constituted, stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the securities issued or issuable in connection with the transactions contemplated hereunder.

4.25 Employees.  No Loan Party nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth on Schedule 4.25 hereto.  Except as set forth on Schedule 4.25 hereto, no Loan Party nor any Subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by such Loan Party or such Subsidiary required to be disclosed in the Commission Documents that is not so disclosed.  No officer, consultant or key employee of any Loan Party or any Subsidiary of a Loan Party whose termination, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, has terminated or, to the knowledge of the Loan Parties, has any present intention of terminating his or her employment or engagement with any Loan Party or any Subsidiary.

4.26 Intellectual Property.  Except as set forth on Schedule 4.26 hereto, each Loan Party and each Subsidiary of the Loan Parties owns, or possesses the rights to use, all patents (and any patentable improvements thereof), trademarks, service marks, trade names, domain names, copyrights and websites (or copyrightable derivative works thereof), and intellectual property rights relating thereto (to any of the foregoing list, whether or not registered), licenses and authorizations which are necessary for the conduct of its business as now conducted without infringement or any conflict with the rights of others.

4.27 Absence of Certain Developments.  Except as set forth in the Commission Documents or provided on Schedule 4.27 hereto, since December 31, 2008, no Loan Party nor any Subsidiary of a Loan Party has:

(a) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

(b) borrowed any amount in excess of $100,000 or incurred or become subject to any other liabilities in excess of $100,000 (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the business of the Loan Parties and their Subsidiaries;

(c) discharged or satisfied any lien or encumbrance in excess of $100,000 or paid any obligation or liability (absolute or contingent) in excess of $100,000, other than current liabilities paid in the ordinary course of business;

(d) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock, in each case in excess of $50,000 individually or $100,000 in the aggregate;

(e) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, in each case in excess of $100,000, except in the ordinary course of business;

(f) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights in excess of $100,000, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or pursuant to nondisclosure agreements;

(g) suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(h) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(i) made capital expenditures or commitments therefor that aggregate in excess of $100,000;

(j) entered into any material transaction, whether or not in the ordinary course of business;

(k) made charitable contributions or pledges in excess of $10,000;

(l) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(m) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

(n) entered into an agreement, written or otherwise, to take any of the foregoing actions.

4.28 Public Utility Holding Company Act and Investment Company Act Status.  No Loan Party is a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.  No Loan Party is, and as a result of and immediately upon the Closing Date will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.29 ERISA.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by any Loan Party or any Subsidiary of a Loan Party which is or would be materially adverse to the Loan Parties and their Subsidiaries.  The execution and delivery of this Agreement and the Transaction Documents will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended.  As used in this Section 4.29, the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by any Loan Party or any Subsidiary of a Loan Party or by any trade or business, whether or not incorporated, which, together with the Loan Parties or any Subsidiary of a Loan Party, is under common control, as described in Section 414(b) or (c) of the Code.

4.30 No Integrated Offering.  The Borrower does not have any registration statement pending before the Commission or currently under the Commission’s review and except as set forth on Schedule 4.30 hereto, since January 1, 2008, the Borrower has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

4.31 DTC Status.   Except as set forth on Schedule 4.31 hereto, the Borrower’s transfer agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program.  The name, address, telephone number, fax number, contact person and email of the Borrower’s  transfer agent is set forth on Schedule 4.31 hereto.

4.32 Governmental Approvals.  Except for the filing of any notice prior or subsequent to the closing that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of this Agreement or the Note, or for the performance by the Loan Parties of their obligations under the Transaction Documents.

4.33 Reserved.

4.34 General.  All writings heretofore or hereafter exhibited or delivered to Lender by or on behalf of any Loan Party are and will be genuine and in all respects what they purport and appear to be.  No information furnished to Lender by or on behalf of any Loan Party contains any material misstatement of fact or omits to state any fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

4.35 Anti-Money Laundering.  No Loan Party nor any Affiliate: (i) is a person named on the Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) or the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (available at http://www.treas.gov/offices/enforcement/ofac/sdn/ or as otherwise published from time to time); (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC (and available at http://www.treas.gov/offices/enforcement/ofac/sanctions or as otherwise published from time to time), as such program may be applicable to such agency, organization or person; or (iii) does business in such country or with any such agency, organization, or person in violation of the economic sanctions of OFAC.

4.36 Accounts.  Except as set forth on Schedule 4.36, no Loan Party has any deposit accounts or securities accounts.  The Accounts and all amounts or other property deposited or on deposit therein are not subject to, and are free and clear of, any Liens except for Liens in favor of Lender.

4.37 Partnerships; Joint Ventures.  No Loan Party nor any Subsidiary of a Loan Party is a partner or joint venturer in any partnership or joint venture.

4.38 Transaction Document Representations.  All of the representations and warranties made in the other Transaction Documents and in the Note and Warrant Purchase Agreement Documents are true and correct in all material respects (except to the extent already qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects).

4.39 Security Interest.  Lender has a valid and perfected first priority security interest in each Loan Party’s rights in the Collateral as security for the obligations of the Loan Parties under this Agreement, the Note and Warrant Purchase Agreement Documents and the other Transaction Documents, subject to no prior Lien.

4.40 Affiliates.  All Affiliates are set forth on Schedule 4.40.

4.41 Purpose of Loan.  The proceeds of the Facility will be used only for the purposes set forth in Section 2.12 and shall not be used (a) to purchase or carry any “Margin Stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), or (b) for any purpose in violation of Regulations T, U or X of said Board of Governors.

4.42 Default; Event of Default.  No Default or Event of Default has occurred and is continuing.

4.43 Real Property.  No Loan Party nor Subsidiary of a Loan Party owns any real property.

4.44 Corrective Measures.  No Loan Party nor any Subsidiary of a Loan Party has entered into any settlement agreement, discontinuance agreement, assurance of discontinuance, letter agreement or other similar agreement with any Governmental Authority regarding such entity’s business or any aspect thereof.

4.45 Insurance.  Each Loan Party and each of its Subsidiaries and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Person operates.  A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to Lender.

4.46 Brokers.  No broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Transaction Documents, and no Loan Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.  All brokerage and finder’s fees, commissions and other expenses payable in connection with the transactions contemplated by the Transaction Documents have been paid in full by Borrowers contemporaneously with the execution of the Transaction Documents.

ARTICLE V

COVENANTS.

5.1 Affirmative Covenants.  Each Loan Party covenants and agrees with Lender, so long as this Agreement or any of the other Transaction Documents shall remain in effect and the principal of or interest on the Notes, or any other Obligation, shall be unpaid, as follows:

(a) Securities Compliance. The Borrower shall notify the Commission in accordance with its rules and regulations, of the transactions contemplated by any of the Transaction Documents and shall take all other necessary action and proceedings as may be required and permitted by Applicable Law in connection therewith.

(b) Registration and Listing.  The Borrower shall cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, to comply in all respects with its reporting and filing obligations under the Exchange Act and to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act.  The Borrower will take all action necessary to continue the listing or trading of its Common Stock on the OTC Bulletin Board, the New York Stock Exchange, the NYSE Alternext Exchange, the Nasdaq Capital Markets, the Nasdaq Global Markets, or the Nasdaq Global Select Market. If required, the Borrower will promptly file the “Listing Application” for, or in connection with, the issuance and delivery of the Warrant Shares (as defined in the Note and Warrant Purchase Agreement).   Subject to the terms of the Transaction Documents, the Borrower further covenants that it will take such further action as the Lender may reasonably request, all to the extent required from time to time to enable the Lender, in its capacity as Investor under the Note and Warrant Purchase Agreement, to sell the Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act.  Upon the request of the Lender, the Borrower shall deliver to the Lender a written certification of a duly authorized officer as to whether it has complied with such requirements.

(c) Compliance with Laws.  Each Loan Party shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary (i) to preserve and keep in full force and effect at all times its existence as a company in good standing under the laws of its jurisdiction of formation or incorporation and each jurisdiction in which it operates, and its rights, licenses and franchises, (ii) to continue to conduct its business as now conducted, (iii) to comply in all material respects with all Applicable Law, including all applicable environmental requirements and Environmental Laws, and (iv) to maintain all material licenses and approvals necessary for the conduct of such Loan Party’s or Subsidiary’s business and the performance of such Loan Party’s Obligations.

(d) Keeping of Records and Books of Account. Each Loan Party shall keep and cause each of its Subsidiaries to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of such Loan Party and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.  Upon request of Lender, the Loan Parties shall furnish to Lender any and all books and records or any other information reasonably requested by Lender relating to the financial condition of the Loan Parties, the technology of the Loan Parties or otherwise.

(e) Reporting Requirements.  The Loan Parties shall furnish, or cause to be furnished, to Lender such information as may be reasonably requested by Lender.  In addition, Borrower shall cause the following to be furnished to Lender:

(i)
Electronic notification of the filing of all Quarterly Reports filed with the Commission on Form 10-Q as soon as practical after the document is or would have been required to be filed with the Commission;

(ii)
Electronic notification of the filing of all Annual Reports filed with the Commission on Form 10-K as soon as practical after the document is or would have been required to be filed with the Commission;

(iii)
Electronic notification of the filing of all Current Reports filed with the Commission on Form 8-K as soon as practical after the document is or would have been required to be filed with the Commission;

(iv)
Electronic notification of the filing of any other filings filed or required to be filed with the Commission as soon as practical after the document is or would have been required to be filed with the Commission;

(v)	A current schedule of accounts payable aging within five (5) days of the end of each calendar month;

(vi)
A budget prepared on a weekly basis in good faith based upon assumptions which the Loan Parties believe to be reasonable setting forth, inter alia, a thirteen (13) week cash flow forecast in reasonable detail satisfactory to Lender including receipts, disbursements and such line item detail as satisfactory to Lender, in the form attached hereto as Exhibit G, as updated bi-weekly with Lender’s consent, including a comparison of actual cash funds and revenues received by the Borrower and cash disbursements and expenses made by the Borrower for the most recent four-week period then ended to the budget previously delivered to Lender (the “Budget”); and

(vii)
Copies of all notices, information and proxy statements in connection with any meetings that are, in each case, provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

(f) Use of Proceeds.  The proceeds of the Advances hereunder shall be used by the Borrower (i) to repay indebtedness to Lender in the principal amount of $700,000, together with all interest accrued thereon, under and in connection with that certain Senior Secured Promissory Note dated August 5, 2009, executed by Borrower and delivered in favor of Lender; and (ii) for working capital and ordinary course general corporate purposes not inconsistent with or prohibited by any covenant in the Transaction Documents.  In no event shall the proceeds be used to redeem any Common Stock or securities convertible, exercisable or exchangeable into Common Stock (except as permitted pursuant to Section 5.3(c) hereof) or to settle any outstanding litigation.

(g) Reporting Status. The Borrower shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Borrower shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.  The Borrower shall promptly disclose on Form 8-K the occurrence of any Material Adverse Effect or any event that could reasonably be expected to cause a Material Adverse Effect.

(h) Compliance with Transaction Documents.  Each Loan Party shall, and shall cause its Subsidiaries to, comply with their respective obligations under the Note and the other Transaction Documents and the Note and Warrant Purchase Agreement Documents.

(i) Payment of Taxes, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all Taxes imposed upon the income, profits, property or business of the Loan Parties and their Subsidiaries; provided, however, that any such Taxes need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if such Loan Party or Subsidiary shall have set aside on its books adequate reserves with respect thereto, and provided, further, that such Loan Party or Subsidiary will pay all such Taxes forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(j) Corporate Existence.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business; provided, however, that the Borrower may dissolve or cause one or more of its Subsidiaries to merge or consolidate with the Borrower or any of its other Subsidiaries, provided, that if any such consolidation or merger involves the Borrower, then the Borrower must be the survivor of such consolidation or merger.

(k) Maintenance of Assets.  Each Loan Party shall, and shall cause its Subsidiaries to, keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

(l) [Intentionally Omitted].

(m) Acquisition of Assets.  In the event any Loan Party or any Subsidiary of a Loan Party acquires any assets or other properties, without limiting or impairing the limitations set forth in Section 5.3(g) below, such assets or properties shall constitute a part of the Collateral (as defined in the Security Agreement) and the Loan Parties shall take all action necessary to perfect the Lender’s security interest in such assets or properties.

(n) Notices of Certain Events.  The Loan Parties shall promptly notify the Lender of any event or events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Loan Party.

(o) Consultant.

(i) The Borrower shall retain on or before the Closing Date and at all times thereafter, at the Borrower’s expense, a management consultant or financial advisor reasonably satisfactory to the Lender (the “Management Consultant”)

pursuant to an engagement letter, in form and substance (including as to the scope of the engagement) satisfactory to the Lender.  The Borrower acknowledges and agrees that the termination of the engagement of the Management Consultant, absent the simultaneous appointment of a replacement Management Consultant that is acceptable to the Lender, on terms and conditions acceptable to the Lender, shall constitute an immediate Event of Default.

(ii) The Borrower shall work with the Management Consultant to prepare, develop and deliver such written reports to the Lender as the Lender may reasonably require.  At any time and from time to time, the Borrower shall make its officers and consultants (including, without limitation, the Management Consultant) available, whether by telephone or in person, to review and discuss such matters relating the business, operations, prospects, properties, assets, liabilities or condition, financial or otherwise, of the Borrower as the Lender may reasonably require.  The Borrower irrevocably authorizes the Management Consultant (i) to deliver to the Lender all written reports prepared by the Management Consultant for or at the request of the Borrower or at the request of the Lender, and (b) to meet with representatives of the Lender independently at such times as the Lender may reasonably require as set forth in the preceding sentence.

(iii) In the event that Grey Wolf Partners, LLC, is not, at any time, fully engaged to act as Management Consultant, Borrower will immediately advise Lender of such fact, and, if requested by Lender, Borrower agrees to promptly thereafter engage a financial advisor to assist the Borrower as requested by the Borrower and agreed to by the Lender.

(p)   Notices of Certain Events.  The Borrower shall promptly notify the Lender of any event or events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Borrower.

(q) Budget Compliance.

(i)           As of each week, for the four-week period ended as of the end of such week, the actual cash receipts received by the Borrower shall not be less than 75% of the cash receipts for the corresponding period in the Budget.

(ii)           As of each week, for the four-week period ended as of the end of such week, the actual cash disbursements of the Borrower shall be no more than 110% of the cash disbursements for the corresponding period as set forth in the Budget.

(r) Minimum Cash Balance.  The Borrower shall maintain a cleared balance of at least (i) $250,000 through and including September 4, 2009 and (ii) $500,000 at all times thereafter (collectively, the “Minimum Balance”) in a deposit account held at a depository institution satisfactory to Lender and pledged to Lender pursuant to a blocked account agreement with such depository institution in form and substance satisfactory to Lender, such account to be free and clear of any Liens other than Liens in favor of Lender (the “Blocked Account”).  Until the Note and all obligations of the Borrower hereunder have been indefeasibly paid and satisfied in full, Lender shall have sole dominion and control over the Blocked Account and the Borrower shall have no right of access to or withdrawal from the Blocked Account.  If, notwithstanding the prior sentence, Lender shall, in its sole discretion, permit the Borrower, following the Borrower’s request, to have access to the Blocked Account and maintain less than the Minimum Balance therein, the Lender, as a condition thereto and in addition to any other conditions that the Lender may then establish, may require the Borrower to engage in a sale process satisfactory to the Lender in its sole discretion, including, without limitation, conditions, timing and milestones which may be established by the Lender, including, without limitation, the engagement of a third party investment banker acceptable to the Lender in its sole and absolute discretion.

(s) Inspection.  Each Loan Party, upon reasonable notice, shall permit Lender and its duly authorized representatives or agents to visit any of the Borrower’s properties and inspect any of its assets or books and records, to examine and make copies of its books and records and to discuss its affairs, finances, technology and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Lender may designate.

(t) Accounts Payable. The Borrower will pay its accounts payable in the ordinary course, consistent with past practices and not allow the average age, calculated as (i) the product of (x) the dollar amount of each payable times (y) the number of days past due of such payable divided by (ii) the aggregate dollar amount of all accounts payable, of such accounts payable to be more than one hundred (100) days past due.

(u) Current Ratio.  The Borrower shall maintain at all times a Current Ratio of not less than 0.60 to 1.00.  “Current Ratio” shall be defined as current assets minus current liabilities, all as determined in accordance with GAAP.

(v) Payment of Obligations.  Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly pay all of its Indebtedness as it becomes due except, to the extent that any such Indebtedness is being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which adequate reserves shall have been made; provided, however, that no Loan Party shall, directly or indirectly, make (i) any prepayment of principal of or interest any Indebtedness (other than as expressly permitted hereunder) or (ii) any payment of principal of or interest on any Indebtedness subordinated to the Obligations.

(w) Further Assurances.  Each Loan Party shall, and shall cause each applicable Person to, execute any and all further documents and instruments and take all further actions that may be required under Applicable Law, or that Lender may reasonably request, to more fully effect the purposes, and carry out the terms, of this Agreement and to grant, preserve, protect and perfect the first priority Lien granted by Borrower against the Collateral, including without limitation, those actions required to perfect Liens on and assignment of any interest of any Loan Party in any Collateral in accordance with the laws of the jurisdiction governing such Liens.

(x) Proceeds of Collateral.  In the event any Loan Party receives any proceeds of Collateral, such Loan Party shall cause such funds to be immediately transferred and deposited into the Collection Account.

(y) Notification of Litigation.  Each Loan Party shall promptly notify Lender in writing of the commencement of any litigation, action, suit, dispute, assertion, arbitration, proceeding, investigation or other circumstance against or affecting such Loan Party or any of its Subsidiaries, and such Loan Party shall from time to time provide Lender with all information reasonably requested by Lender concerning the status thereof.

(z) Information Regarding Collateral.  Promptly following any request therefore from Lender, each Loan Party shall provide to Lender any information regarding the Collateral that Lender may reasonably request, including, without limitation, schedules, certificates and reports in such form and detail as Lender may reasonably specify.

(aa) Preservation of Rights.  Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain all of its material rights, privileges, licenses and franchises.

(bb) Form of Documents.  Unless otherwise specified herein, or in any relevant Transaction Document, each Loan Party shall, and shall cause each of its Subsidiaries to, cause all copies of documents delivered to Lender pursuant to any Transaction Document to be delivered in an electronic or digital format reasonably satisfactory to Lender.

(cc) Perfection.  Each Loan Party shall cause Lender to have a first priority, perfected security interests in the Collateral and shall take all action necessary to maintain the first priority, perfected status of such security interests.  In furtherance of the foregoing, each Loan Party shall from time to time and within the time limits established by law, prepare and present to Lender for Lender’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement or other filings necessary to continue, maintain and perfect Lender’s security interests as first-priority interests.  Lender’s approval of such filings shall authorize Borrower to file such documents under the UCC.  Notwithstanding anything else in the Transaction Documents to the contrary, no Loan Party shall have any authority to file a termination, partial termination, release, partial release, or any amendment of any such financing statements.  Each Loan Party hereby authorizes Lender to file such UCC financing statements naming such Loan Party as debtor as Lender shall deem to be necessary or desirable, and each Loan Party hereby further authorizes the use of an “All Assets” collateral description therein.

(dd) Intellectual Property.  Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times maintain possession and ownership of good and marketable title to, or, with respect to all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property not owned by such Person on the date hereof, at all times maintain all necessary and appropriate licenses to use, all trademarks, trade names, copyrights, patents, patent rights, franchises licenses and other intellectual property that are used by such Person or that are material to the conduct of its business as now operated.

(ee) Withholding.  Each Loan Party shall, and shall cause each of its Subsidiaries to, from time to time withhold and remit all amounts required to be withheld (including without limitation, in respect of income tax, withholding taxes on payments to non-residents, any plan and employment insurance) from all payments made to officers and employees or to all non-

residents and to all other applicable Persons and each Loan Party shall, and shall cause each of its Subsidiaries to, (i) hold all such withheld funds in trust for the benefit of the appropriate authority and (ii) pay all such amounts, together with any interest and penalties due, to the appropriate authority when due as required by law.

(ff) Expenses of Lender.  Borrower shall pay on demand all documented Expenses of Lender (including, without limitation, fees and expenses of counsel and other third party service providers for Lender), including, without limitation, such Expenses incurred in connection with (i) the negotiation, preparation and execution of the Transaction Documents and (ii) the filing, recording, refiling, re-recording, amendment, modification, release, supplement, waiver and enforcement of the Transaction Documents and the making, servicing, administering and collection of the obligations pursuant to the Transaction Documents.  In addition, and not in limitation of the foregoing, Borrower shall pay the actual expenses of Lender (including expenses of Lender’s representatives) incurred in connection with the accounting, auditing and making of Advances and the accounting, auditing and monitoring of the Collateral.  Such expenses shall be payable on each Payment Date, or on such other basis as may be determined by Lender in its sole discretion.  Borrower’s Obligations under this Section 5.1(ff) are subject to Section 9.11 hereof.

(gg) Agreements Enforceable.  Each agreement that Borrower enters into will be, at the time of execution thereof, duly authorized, executed and delivered by Borrower and each other party thereto and each such agreement will be, at the time of execution thereof, a legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and equitable principles relating to or affecting enforcement of creditors’ rights generally or relief of debtors generally).

(hh) Qualification to Do Business.  At all times, Borrower shall be qualified to do business in each state in the United States, other than states where the failure to so qualify does not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

(ii) Compliance with ERISA.  Each Loan Party shall, and shall cause its ERISA Affiliates to:  (a) maintain each Plan, Pension Plan and Multiemployer Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan and Pension Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan and Pension Plan subject to Section 412 of the Code.

(jj) Notification of ERISA Event.  Each Loan Party shall notify Lender in writing (and provide copies of all related documentation) immediately upon becoming aware of (i) the institution of any steps by such Loan Party or any other Person to terminate any Pension Plan, (ii) the failure to make a required contribution to a Pension Plan if such failure is sufficient to give rise to a lien under Section 303(k) of ERISA or Section 430(k) of the Code, (iii) the taking of any action with respect to a Pension Plan that could result in the requirement that such Loan Party or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan,

(iv) the occurrence of any event with respect to any Plan, Pension Plan or Multiemployer Plan that could result in such Loan Party or any ERISA Affiliate incurring any material liability, fine or penalty, or (v) any material increase in the contingent liability of such Loan Party or any ERISA Affiliate with respect to any post-retirement Welfare Plan benefit.

(kk) Supplemented Schedules.  Each Loan Party shall as soon as possible and in any event no later than the earlier of (i) the next succeeding date on which an Advance is to be made and (ii) the date that is thirty (30) days after the occurrence thereof, supplement in writing and deliver to Lender revisions of the Schedules annexed to this Agreement to the extent necessary to disclose new or changed facts or circumstances after the Closing Date so as to cause the representations and warranties set forth herein to remain accurate and not misleading; provided that subsequent disclosures shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed.

5.2 Audits.  Each Loan Party covenants and agrees with Lender, so long as this Agreement or any of the other Transaction Documents shall remain in effect and the principal of or interest on the Note, or any other Obligation, shall be unpaid, that each Loan Party shall, and shall cause each of its Subsidiaries to, permit Lender or its designated representative to enter upon such Loan Party’s or Subsidiary’s premises (at any of such Loan Party’s or Subsidiary’s business locations) to conduct periodic audits of such Loan Party’s or Subsidiary’s books, accounts, inventory and operations.  Such audits shall be conducted during each calendar quarter during the term of this Agreement; provided, the frequency of such audits may be increased or decreased within the sole discretion of Lender.  If no Default or Event of Default has occurred and is continuing, each such Person shall provide reasonable notice to Borrower of such audits and shall conduct such audits during regular business hours.

5.3 Negative Covenants.  Each Loan Party covenants and agrees with Lender, so long as this Agreement or any of the other Transaction Documents shall remain in effect and the principal of or interest on the Note, or any other Obligation, shall be unpaid, as follows:

(a) Other Agreements.  No Loan Party shall enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of such Loan Party to perform under any Transaction Document or Note and Warrant Purchase Agreement Document.

(b) Amendments.  No Loan Party shall amend or waive any provision of its Articles of Organization or Bylaws or comparable organizational documents in any way that would adversely affect exercise or other rights of the Lender.

(c) Distributions. Each Loan Party agrees that it shall not, and shall not permit any of its Subsidiaries to (i) declare or pay any dividends or make any distributions (by reduction of capital or otherwise) to any holder(s) of Common Stock (or security convertible into or exercisable for Common Stock) or set aside or otherwise deposit or invest any sums for such purpose, or (ii) redeem, retire, defease, purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the any Loan Party or set aside or otherwise deposit or invest any sums for such purpose; provided, however, that the Borrower may repurchase shares of Common Stock from former employees permitted or required by any stock restriction or purchase agreements by and between the Borrower and such former employees in an aggregate amount not to exceed $100,000.

(d) Prohibition on Liens. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, enter into, create, incur, assume, suffer or permit to exist any Lien on or with respect to any of its assets, including the Collateral (as defined in the Security Agreement), now owned or hereafter acquired or any interest therein or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect any financing statement or other similar notice of any Lien with respect to such assets, other than Permitted Liens.

(e) Prohibition on Indebtedness.  Other than (i) Indebtedness existing on the date hereof and disclosed in Schedule 4.14 to this Agreement and (ii) Indebtedness in favor of the Lender, the no Loan Party shall, nor shall any Loan Party permit any Subsidiary to, enter into, create, incur, assume, suffer, become or be liable for in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly), any Indebtedness, performance, obligations or dividends of any other Person.

(f) Transactions with Affiliates.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, (i) purchase, acquire or lease any property from, or sell, transfer or lease any property to any officer, director, agent, employee or any Affiliate of any Loan Party or any Subsidiary or Loan Party, or (ii) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, director, agent, employee, or other Affiliate of any Loan Party or any Subsidiary of a Loan Party, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, agent or such employee or, to the knowledge of the such Loan Party, any entity in which any officer, director, agent or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $50,000, other than (i) for payment of reasonable salary for services actually rendered, as approved by the Board of Directors of such Loan Party as fair and reasonable in all respects to such Loan Party or the applicable Subsidiary and upon terms no less favorable to such Loan Party or Subsidiary that such Loan Party or Subsidiary would obtain in a comparable arm’s length transaction with an unaffiliated person, (ii) reimbursement for expenses incurred on behalf of the Loan Party in the ordinary course of and pursuant to the reasonable requirements of the business of any Subsidiary and (iii) as set forth on Schedule 4.23 hereof.

(g) Acquisitions, Mergers and Dissolutions.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, (i) merge into or with or consolidate with any other Person (other than into the Borrower or a Subsidiary of the Borrower) or permit any other Person (other than the Borrower or a Subsidiary of the Borrower) to merge into or with or consolidate with it, provided, that if any such consolidation or merger involves the Borrower, then the Borrower must be the survivor of such consolidation or merger; (ii) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any or all of its assets (other than inventory in the ordinary course of business and the sales described on Schedule 5.3(g) hereof, the purchase price for which sales shall be no less than $300,000); (iii) in any way or manner alter its organizational structure or effect a change of entity (except as expressly permitted in this Agreement); (iv) form or create any subsidiary or become a partner in any partnership or joint venture, or make any acquisition of any interest in any Person or acquire substantially all of the assets of any Person; (v) wind up, liquidate or, subject to the proviso in Section 5.1(j) above, dissolve or (vi) agree to do any of the foregoing.

(h) No Investments.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, make or suffer to exist any Investments or commitments therefor, other than Investments made in the ordinary course of business.

(i) Compliance with Laws and Documents.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, violate the provisions of any Applicable Laws, its articles of organization or its limited liability partnership agreement, other constituting or governing documents or any material indenture, mortgage, lease, deed of trust, agreement, contract, instrument or document to which such Loan Party or Subsidiary is a party or by which such Loan Party or Subsidiary or any of such Loan Party’s or Subsidiary’s respective property, assets or revenue is or may be bound or to which it is subject.

(j) Business Locations; Jurisdiction of Organization.  All present business locations of Loan Parties are set forth on Schedule 5.3(j), including, without limitation, Borrower’s principal place of business.  No Loan Party shall conduct its business operations or store or otherwise locate any of the Collateral at any other location except as set forth on Schedule 5.3(j).  Each Loan Party is “located” in the its jurisdiction of formation within the meaning of Section 9-307 of the UCC.  No Loan Party shall establish a new registered location, chief executive office or principal place of business or change its jurisdiction of organization without giving written notice to Lender ninety (90) days prior to such establishment and executing and delivering to Lender any documents considered necessary or desirable by Lender, in its discretion, to perfect or continue perfection of its interest in the Collateral or the Liens created hereunder or under the other Transaction Documents.

(k) Change of Name.  No Loan Party shall change its name, identity, or organizational structure in any manner, including in any manner that would, could, or might make any financing statement or continuation statement filed by Lender, Borrower or any of the Loan Parties seriously misleading within the meaning of Section 9-506(b) of the UCC, unless such Loan Party shall have given Lender at least ninety (90) days prior written notice thereof and shall have taken such steps as may be required to maintain the perfection of the security interest in the Collateral granted to Lender or the Liens created hereunder or under the other Transaction Documents in connection with such change, including, without limitation, promptly filing appropriate amendments to all previously filed financing statements or continuation statements.  Each Loan Party hereby gives Lender the authority to file, without the signature of Borrower to the extent permitted by law, any financing statements or continuation statements or amendments to financing statements or any similar document in any jurisdictions and with any filing offices as Lender may determine, in its sole discretion, are necessary or advisable to perfect, protect, continue or amend the security interest granted to Lender herein and in the Security Documents.

(l) New Business.  Borrower shall not engage in any business other than the Business or enter into any agreements other than the Transaction Documents and the documents expressly contemplated by the Transaction Documents.

(m) Operation of Business.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, operate its business in a manner that would reasonably be expected to lead to a Material Adverse Effect.

(n) Use of Name; Confidentiality.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, use the name or trademark of Lender or any of Lender’s affiliates in its business, including, but not limited to, any advertising undertaken by any Loan Party or Subsidiary, and each Loan Party shall, and shall cause each of its Affiliates to, keep confidential the terms and conditions of the Transaction Documents except as required to satisfy disclosure requirements of a supervising governmental agency.

(o) Fiscal Year and Accounting Methods.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, change its fiscal year, which currently ends each June 30, or method of accounting, other than immaterial changes in methods to which its independent certified public accountants concur.

(p) Reserved.

(q) Employee Benefit Plans.  No Loan Party shall, and no Loan Party shall permit any of its ERISA Affiliates to, directly or indirectly, sponsor or contribute to, or create or suffer to exist any contractual or other obligation to contribute to, any Pension Plan or Multiemployer Plan.  No Loan Party shall, and no Loan Party shall permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan which has resulted or could reasonably be expected to result in any material liability of Borrower; or (b) engage in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

(r) Waiver of Rights.  No Loan Party shall waive or otherwise diminish or release any of its rights under any indenture, mortgage, lease, deed of trust, agreement, contract, instrument or document to which such Loan Party is a party or by which such Loan Party or any of such Loan Party’s property, assets or revenue is or may be bound or to which it is subject, or permit any of such rights to be waived or otherwise diminished or released.

(s) Investment Property; Bank Accounts, Etc.  No Loan Party shall purchase, own, hold, invest in or otherwise acquire any Investment Property (except deposit accounts with financial institutions as required by this Agreement, which deposit accounts shall be subject to an Account Control Agreement).  No Loan Party shall make or permit to exist any loans, advances, investments or guarantees to, in or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person.

ARTICLE VI

INDEMNIFICATION; INCREASED COSTS

6.1 Indemnity.  Each Loan Party agrees, jointly and severally, to indemnify and hold harmless the Lender and its affiliates (and each of their respective directors, officers, members, partners, affiliates, agents, managers, successors, assigns, participants and heirs, and each of their respective directors, officers, agents, attorneys, employees, managers, controlling persons and representatives, each a “Lender-Related Person”) and each party that is a lender to or investor in any Lender-Related Person or has a controlling interest, or equity investment, in any of the foregoing (each, an “Indemnified Party”) from and against any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands, causes of action, losses, liabilities, penalties, fines, forfeitures, deficiencies, costs, damages, judgments or fees or expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) of any kind or nature whatsoever (collectively, the “Indemnity Matters”), incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, in connection with, arising out of or in any way related to the execution or delivery of this Agreement, the other Transaction Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or the administration of this Agreement and the other Transaction Documents, including, without limitation, (i) as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Loan Parties herein or in any of the other Transaction Documents, (ii) any actual or proposed use by Borrower of the proceeds of any of the Advances, or (iii) any other obligation of a Loan Party or Affiliate under this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of counsel (including allocated costs of internal counsel), and all other expenses incurred in connection with investigating, defending or preparing to defend any such Indemnity Matter.

6.2 Indemnification Procedure.  Any party entitled to indemnification under this Article VI (an “indemnified party”) will give written notice to the indemnifying party of any matter giving rise to a claim for indemnification (an “Indemnity Claim”); provided, that the failure of any party entitled to indemnification hereunder to give notice of such Indemnity Claim as provided herein shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.  In the case of any such Indemnity Claim, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnifying party a conflict of interest between it and the indemnified party exists with respect to such Indemnity Claim (in which case the indemnifying party shall be responsible for the reasonable fees and expenses of one separate counsel for the indemnified parties), to assume the defense thereof with counsel reasonably satisfactory to the indemnified party.  In the event that the indemnifying party advises an indemnified party that it will contest such Indemnity Claim hereunder, or fails, within thirty (30) days of receipt of any notice of an Indemnity Claim to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or Indemnity Claim.  In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.  The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such Indemnity Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such Indemnity Claim.  The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the indemnifying party elects to defend any such Indemnity Claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.  The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent.  Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any Indemnity Claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim.  The indemnification obligations to defend the indemnified party required by this Article VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

6.3 Tax Indemnification.

(a) Distributions and Payments Free of Taxes.  Any and all payments to be made to Lender hereunder and any other payments by or on account of any obligation of Borrower hereunder or under any other Transaction Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided, however, that if Borrower or any other Person shall be required by Applicable Law to deduct any such Indemnified Taxes (including any such Other Taxes), then (i) the sum to be distributed or paid shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower or such other Person, as applicable, shall make such deductions and (iii) Borrower or such other Person, as applicable, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with all Applicable Law.

(c) Indemnification.  (a) Each Loan Party shall, jointly and severally, indemnify each Lender-Related Person, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts paid under this Section) payable by such Lender-Related Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower, on behalf of the Loan Parties, by such Lender-Related Person shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower or another Loan Party to a Governmental Authority, Borrower, on behalf of the Loan Parties, shall deliver to the applicable Lender-Related Person the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Lender-Related Person.

(e) Status of Lender.  Lender, to the extent it is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Transaction Document, shall deliver to Borrower, on or prior to the Closing Date, and at such other time or times prescribed by Applicable Law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding, including, but not limited to, Forms W-8ECI, W-8BEN, W-8IMY, W-9 (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service.  In addition, Lender, if requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.  Borrower shall not be required to pay any additional amounts to Lender pursuant to Section 6.3(a) or (c) to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of Lender to comply with this paragraph.  Notwithstanding the foregoing, this Section 6.3(e) shall only apply to Lender, to the extent that Lender is not a United States person under and as defined in Section 7701(a)(30) of the Code.

(f) Treatment of Certain Refunds.  If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties, or with respect to which any Loan Party has paid additional amounts pursuant to this Section 6.3, it shall pay to the applicable Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 6.3 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Loan Parties, upon the request of Lender, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.  The Loan Parties’ Obligations under this Section 6.3 are subject to Section 9.14.

6.4 Increased Costs.  If any change occurring after the date hereof in any Applicable Law (or in the interpretation, application or effectiveness thereof) shall increase the cost to (or impose a cost on) an Affected Party funding or making or maintaining any Advance, reduce the amount of any sum payable to or received by an Affected Party under this Agreement or the Note or in the good faith determination of such Affected Party, reduce the rate of return of an Affected Party in connection herewith to a level below that which such Affected Party would otherwise have achieved, then upon the written demand by such Affected Party to Borrower (which demand shall be delivered no more than three months after a responsible officer of the applicable Affected Party has actual knowledge of such increased cost, and shall be accompanied by a written statement setting forth the basis of such demand), Borrower shall promptly pay to the Affected Party such additional amount or amounts as will (in the reasonable determination of such Affected Party) compensate such Affected Party for such increased cost or such reduction.  Such written statement (which shall include calculations in reasonable detail) shall be conclusive and binding for all purposes, absent manifest error.  Borrower’s Obligations under this Section 6.4 are subject to Section 9.14.

6.5 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, each Loan Party shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, or the transactions contemplated hereby or thereby.

ARTICLE VII

EVENTS OF DEFAULT

The term “Event of Default” means the occurrence of any one or more of the following events:

7.1 Payment of Obligations.  The failure of any Loan Party to make any payment of the principal amount, interest or any other monetary obligation under this Agreement, the Note or any Transaction Document as and when the same shall be due and payable (whether on the Maturity Date or by acceleration or otherwise) and, other than with respect to payments of principal, such failure or refusal continued for more than one (1) Business Day; or

7.2 Listing.  The suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed on at least one of the OTC Bulletin Board, the Nasdaq Capital Markets, the Nasdaq Global Market, the Nasdaq Global Select Market, The New York Stock Exchange, Inc. or the NYSE Alternext Exchange for a period of five (5) consecutive Trading Days, such a suspension to only constitute an Event of Default if the Lender provides the Borrower written notification that it deems such suspension to be an Event of Default; or

7.3 Covenants.  The Loan Parties shall default in the performance or observance of any undertaking, covenant, condition or agreement contained in Sections 5.1(e), 5.1(j), 5.1(o), 5.1(r), 5.1(s), and 5.3 of this Agreement; or

7.4 Other Covenants.  The Loan Parties shall default in the performance or observance of any undertaking, covenant, condition or agreement contained in this Agreement (other than those Sections listed in Section 7.3 above) or any other Transaction Document and such failure continues for a period of ten (10) days after the earlier of (i) the date on which such failure first becomes known to any officer of any Loan Party or (ii) notice thereof is given to any Loan Party by Lender; or

7.5 Representations and Warranties.  Any representation or warranty made by any Loan Party herein or in any other Transaction Document shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

7.6 Cross-Default.  (i) Default in any payment of any amount or amounts of principal of or interest on any Indebtedness of any Loan Party (other than the Indebtedness hereunder), the aggregate principal amount of which Indebtedness is in excess of $50,000; (ii) a default in the observance or performance of any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit, after any applicable grace period, the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; and (iii) an Event of Default shall occur under the Note and Warrant Purchase Agreement Documents; or

7.7 Bankruptcy.  Any Loan Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

7.8 Involuntary Bankruptcy.  A proceeding or case shall be commenced in respect of any Loan Party, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of any Loan Party or of all or any substantial part of such Loan Party’s assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against any Loan Party or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to such Loan Party and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days; or

7.9 Adverse Judgments; Litigation.  A judgment or judgments in the aggregate amount exceeding $50,000 is/are entered against any Loan Party and not dismissed or discharged within twenty (20) days following the entry thereof; or

7.10 Perfection.  Lender shall for any reason cease to have a valid and perfected first priority security interest in any portion of the Collateral; or

7.11 Denial of Obligations.  Any Loan Party, or any other party to any Transaction Document denies or disaffirms or contests the validity or enforceability of any Transaction Document; or

7.12 Transaction Documents. Any Transaction Document shall cease to be in full force and effect or any Loan Party, or any other party to any Transaction Document shall assert in writing the invalidity of any Transaction Document or any obligation thereunder; or

7.13 Change of Control. A Change of Control shall occur; or

7.14 Business Operation.  The Borrower or any Guarantor shall cease to actively conduct its business operations for a period of five (5) consecutive Business Days; or

7.15 Seizure.  Any material portion of the properties or assets of any Loan Party is seized by any governmental authority; or

7.16 Criminal Activity.  Any Loan Party is indicted for the commission of any criminal activity.

ARTICLE VIII

RIGHTS AND REMEDIES.

8.1 Remedies.  Upon and after the occurrence of an Event of Default, Lender may, in addition to all remedies then available under the Transaction Documents, do any one or more of the following without notice of any kind: (a) declare the entire unpaid principal balance of the Obligations, or any part thereof, together with all interest accrued thereon, plus fees and expenses, immediately due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by each Loan Party; provided, however, that upon the occurrence of an Event of Default described in Sections 7.7 or 7.8 above, the outstanding principal balance of the Obligations and accrued interest thereunder, plus fees and expenses, shall be immediately and automatically due and payable, and/or (b) exercise or otherwise enforce any one or more of the Lender’s Rights, powers, privileges, remedies and interests (including, without limitation, any rights of offset, the right to foreclose and or all Liens held by Lender or otherwise realize upon any and all of the Rights Lender may have in and to the Collateral, or any part thereof or any other legal of equitable Rights) under this Agreement, the Security Agreement or other Transaction Document or Applicable Law.  No course of delay on the part of the Lender shall operate as a waiver thereof or otherwise prejudice the right of Lender.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.  Upon and after an Event of Default of the type described in Sections 7.1, 7.7 or 7.8, this Note shall bear interest at the default rate set forth in Section 2.5(e) hereof.  Upon and after the occurrence of a Default, Lender may, in addition to all remedies then available under the Transaction Documents, cease making Advances.

8.2 Performance by Lender.  If any covenant, duty or agreement of any Loan Party is not performed in accordance with the terms of the Transaction Documents, Lender may perform or attempt to perform, such covenant, duty or agreement on behalf of such Loan Party.  In such event, any amount expended by Lender in such performance or attempted performance shall be payable by the Loan Parties to Lender on demand, shall become part of the Obligations and shall bear interest at the Default Rate from the date of such expenditure by Lender until paid.  Notwithstanding the foregoing, it is expressly understood that Lender does not assume nor shall have any liability or responsibility for the performance of any covenant, duty or agreement of any Loan Party.

8.3 Delegation of Duties and Rights.  Lender may perform any of its duties or exercise any of its Rights under the Transaction Documents by or through its affiliates, officers, directors, employees, attorneys, agents or other representatives.

8.4 Expenditures by Lender.  Borrower shall indemnify Lender for all court costs, documented attorneys’ fees, other documented costs and expenses of collection and other sums spent by Lender pursuant to the exercise of any Right provided herein (including, without limitation, any effort to collect or enforce the Note), and all such amounts shall be payable to Lender on demand, shall become part of the Obligations and shall bear interest at the Default Rate from the date spent until the date repaid.  For the avoidance of doubt, Borrower’s obligations under this Section 8.4 shall not be limited by any provision of Section 5.1(ff).

8.5 Saving.  Lender shall not be under any obligation to any Loan Party or any other Person to realize on any Collateral, enforce Lender’s security interest or any part thereof or to require the enforcement by Loan Parties, or any of them, of its rights in the Collateral or any part thereof or to allow any of such Collateral to be sold, dealt with or otherwise disposed of.  Lender shall not be responsible or liable to any Loan Party or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce such Collateral or any part thereof or the failure to allow any such Collateral to be sold, dealt with or otherwise disposed of or for any act or omission on its part or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing.

8.6 Set-off or Compensation.  In addition to and not in limitation of any rights now or hereafter granted under Applicable Law, at any time after an Event of Default has occurred and is continuing, Lender may at any time and from time to time without notice to any Loan Party or any other Person, any notice being expressly waived by the Loan Parties, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by Lender to or for the credit of or the account of any Loan Party, against and on account of the Obligations hereunder notwithstanding that any of them are contingent or unmatured.

ARTICLE IX

MISCELLANEOUS.

9.1 Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to any Loan Party:	Implant Sciences Corporation 600 Research Drive Wilmington, Massachusetts 01887 Tel: (781) 752-1700 Fax: (781) 752-1711 Attn: Glenn Bolduc, President

with copies (which copies shall not constitute notice to the Loan Parties) to:	Morse, Barnes-Brown & Pendleton, P.C. Reservoir Place 1601 Trapelo Road Waltham, Massachusetts 02451 Tel: (781) 622-5930 Fax: (781) 622-5933 Attn: Carl F. Barnes, Esq.

If to the Lender:	DMRJ Group, LLC c/o Platinum Partners Value Arbitrage Fund, L.P. 152 West 57th Street, 4th Floor New York, NY 10019 Tel: (212) 582-0500 Fax: (212) 582-2424 Attention: Daniel I. Small

with copies (which copies shall not constitute notice to the Lender) to:	Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Tel: (212) 885-5431 Fax: (917) 332-3065 Attention: Eliezer M. Helfgott, Esq.

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

9.2 Entire Agreement; Amendments; Waiver.  This Agreement and the Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the other Transaction Documents, no Loan Party nor the Lender make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Agreement may be waived or amended other than by a written instrument signed by the Borrower and the Lender.  Any amendment or waiver effected in accordance with this Section 9.2 shall be binding upon the Lender (and its assigns) and the Loan Parties; provided that any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.3 No Waiver; Remedies Cumulative.  No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter, nor shall any single or partial exercise of any Right hereunder preclude any other or further exercise thereof or the exercise of any other Right hereunder.  The Rights herein expressly provided are cumulative and not exclusive of any Rights which Lender would otherwise have.

9.4 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  After the Closing Date, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.  The Lender may assign the Note and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Loan Parties.  No Loan Party may assign or transfer any of its rights or obligations hereunder.  Any purported assignment in violation of the foregoing shall be null and void.

9.5 Construction.  Whenever in any Transaction Document the singular number is used, the same shall include the plural where appropriate, and vice versa; and words of any gender in any Transaction Document shall include each other gender where appropriate.  The words “herein,” “hereof,” and “hereunder,” and other words of similar import refer to the relevant Transaction Document as a whole and not to any particular part or subdivision thereof.  The terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  Any reference in this Agreement or in any other Transaction Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein or in the other Transaction Documents).  Any reference herein or in any other Transaction Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein or in the other Transaction Documents).

9.6 Headings.  The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof or of the Transaction Documents.

9.7 Exhibits and Schedules.  If any Exhibit or Schedule, which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to, at the time of, or after the execution and delivery thereof.  Each of the Exhibits and Schedules are incorporated herein by this reference.

9.8 Form and Number of Documents.  Each agreement, document, instrument, or other writing to be furnished to Lender under any provision of this Agreement must be in form and substance and in such number of counterparts as may be satisfactory to Lender.

9.9 Conflicts.  Except as otherwise provided in this Agreement and except as otherwise provided in the other Transaction Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with or is inconsistent with any provision in the other Transaction Documents, the provision contained in this Agreement shall govern and control.

9.10 WAIVERS BY LOAN PARTIES.

(a) Except as otherwise specifically provided herein, the Loan Parties and all others that may become liable for all or any part of the Obligations, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance, acceleration and enforcement of the Obligations, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Loan Party liable for the payment of the Obligations, AND DO HEREBY WAIVE TRIAL BY JURY.

(b) No delay or omission on the part of Lender in exercising its rights under this Agreement or any other Transaction Document, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of Lender, nor shall any waiver by Lender of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

(c) EACH LOAN PARTY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT AND EACH TRANSACTION DOCUMENT IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

(d) Each Loan Party acknowledges that it has been advised by counsel with respect to this Agreement and the transactions evidenced by this Agreement.

9.11 Fees and Expenses.  The Borrower shall pay the costs, fees and expenses of Lender incurred in connection with the transactions contemplated by the Transaction Documents, including reasonable diligence and legal fees and expenses.  In addition, the Borrower shall pay all costs and expenses incurred by Lender from time to time with respect to any modification, consent or waiver of the provisions of this Agreement and the Transaction Documents and in connection with the enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses.

9.12 GAAP.  All accounting and financial terms used in any of the Transaction Documents and the compliance with each covenant contained in the Transaction Documents which relates to financial matters shall be determined in accordance with GAAP, except to the extent that a deviation therefrom is expressly stated in such Transaction Documents.

9.13 Exceptions to Covenants.  No Loan Party shall take any action or fail to take any action that is permitted as an exception to any of the covenants contained in any of the Transaction Documents if such action or omission would result in the breach of any other covenant contained in any of the Transaction Documents.

9.14 Survival.  All covenants, agreements, undertakings, representations, and warranties made in any of the Transaction Documents shall survive all closings under the Transaction Documents and, except as otherwise indicated, shall not be affected by any investigation made by any party.  Loan Parties’ obligations under Sections 5.1(ff), Article VI and Sections 9.11 and 9.23 hereof shall remain operative and in full force and effect regardless of the termination of this Agreement, the repayment of the Obligations, or the existence of any investigation made on behalf of Lender regarding the representations and warranties made by Loan Parties, or any of them, in connection with the Transaction Documents.

9.15 Governing Law.  This Agreement and each of the Transaction Documents shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement and each of the Transactions Documents shall not be interpreted or construed with any presumption against the party causing this Agreement or such Transaction Document to be drafted.

9.16 Maximum Interest Rate.  It is the intention of the parties hereto to comply with applicable usury laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this Agreement, the Note, the other Transaction Documents, or any other document relating hereto, in no event shall this Agreement or any such other document require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws.  If from any circumstances whatsoever, fulfillment of any provision of this Agreement or of any other document pertaining hereto or thereto, shall involve transcending the limit of validity prescribed by law for the collection or charging of interest, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Lender shall ever receive anything of value as interest or deemed interest by Applicable Law under this Agreement, the Note, the other Transaction Documents, or any other document pertaining hereto or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the obligations or on account of any other Indebtedness of Borrower to Lender, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of such indebtedness, such excess shall be refunded to Borrower.

9.17 Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

9.18 The Lender is not in Control.  None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the Right or power to exercise control over the affairs or management of any Loan Party, the power of Lender being limited to the Right to exercise the remedies provided in Article VIII.

9.19 Confidentiality.  Without the prior written consent of the Borrower, neither Lender nor any of its affiliates shall disclose any confidential information of the Borrower or any of its Subsidiaries, which any of its officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to, without limitation, know-how, trade secrets, customer lists, supplier lists, referral source lists, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, processes, products, software, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects and such information shall not be published, disclosed, or made accessible by any of them to any other person or entity or used by any of them; provided, however, that such party may disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by such party or any of its affiliates and representatives, (ii) as becomes available to the Lender on a non-confidential basis from a source other than the Borrower or the Borrower’s affiliates or representatives, provided that such source is not known or reasonably believed by such party to be bound by a confidentiality agreement or other obligations of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any governmental entity having or claiming to have jurisdiction over it, or as may be otherwise required by applicable law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any governmental entity approval or consent required in order to consummate the transactions contemplated by this Agreement or (v) as may be necessary to establish or enforce the Lender’s rights and/or to exercise the Lender’s remedies under this Agreement and the Transaction Documents, including, without limitation, to third parties in order to facilitate a sale or other disposition of the Borrower or its assets subject to the execution and delivery of a Non-Disclosure Agreement containing restrictions and limitations substantially similar to those contained in this Section 9.19; provided, further, that in the case of clauses (i), (ii), (iii), and (iv), Lender will promptly notify the Borrower and, to the extent practicable, provide the Borrower a reasonable opportunity to prevent public disclosure of such information.  Lender acknowledges responsibility for disclosures caused by Lender and any of its affiliates and representatives.

9.20 Specific Performance.  The Loan Parties and Lender acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

9.21 Multiple Counterparts, etc.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. For the purposes of this Section, the delivery of a facsimile or electronic copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile or electronic copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile or electronic copy but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.  The foregoing shall apply to each other Transaction Document mutatis mutandis.

9.22 Submission to Jurisdiction.  The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The Loan Parties and Lender consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 9.22 shall affect or limit any right to serve process in any other manner permitted by law.  The Loan Parties and Lender hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to the Note, this Agreement or the other Transaction Documents, shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.

9.23 Reinstatement.  If the incurrence or payment of the Obligations by any Loan Party or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of the Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

9.24 No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

9.25 Survival.  The representations and warranties of the Loan Parties shall survive the execution and delivery hereof and the Closing Date until the third anniversary of the Closing Date; the agreements and covenants set forth in Articles II, V, VI, VII and IX of this Agreement shall survive the execution and delivery hereof and the Closing Date.

9.26 Publicity.  Each of the Loan Parties agrees that it will not disclose, and will not include in any public announcement, the names of Lender without the consent of Lender, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation and then only to the extent of such requirement.

9.27 Further Assurances.  From and after the date of this Agreement, upon the request of Lender or the Borrower, the Loan Parties and Lender shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents.

9.28 Note and Warrant Purchase Agreement Documents.

(a) Each Loan Party acknowledges and agrees that (i) neither this Agreement nor any other agreement entered into in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a compromise, satisfaction, reinstatement, accord and satisfaction, novation or release of any of the Note and Warrant Purchase Agreement Documents, or any rights or obligations thereunder, or a waiver or other modification by Lender of any of its rights or remedies under the Note and Warrant Purchase Agreement Documents or at law or in equity and (ii) neither this Agreement nor any other agreement executed in connection herewith or pursuant to the terms hereof, nor any actions taken pursuant to this Agreement or such other agreement shall be deemed to be a waiver by the Lender of any Events of Default or any other defaults or events of default under the Note and Warrant Purchase Agreement Documents, or of any rights or remedies in connection therewith or with respect thereto, it being the intention of the parties hereto that the obligations of Loan Parties with respect to the Note and Warrant Purchase Agreement Documents are and shall remain in full force and effect.

(b) Nothing contained in this Agreement or in the other Transaction Documents shall be deemed to impair, reduce or release in any manner whatsoever any of the obligations of Loan Parties or rights of Lender under the Note and Warrant Purchase Agreement Documents other than as expressly set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

{M0104990.1 }
130355.01002/11924525v.4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

LENDER: DMRJ GROUP LLC By: /s/ David Levy_______________________ Name: _David Levy________________________ Title: __________________________________
BORROWER: IMPLANT SCIENCES CORPORATION By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: President
GUARANTORS:

C ACQUISITION CORP.

By:           /s/ Glenn D. Bolduc
Name:                      Glenn D. Bolduc
Title:           President

ACCUREL SYSTEMS INTERNATIONAL CORPORATION

By:           /s/ Glenn D. Bolduc
Name:                      Glenn D. Bolduc
Title:           President

IMX ACQUISITION CORP.

By:           /s/ Glenn D. Bolduc
Name:                      Glenn D. Bolduc
Title:           President

{M0104990.1 }[SIGNATURE PAGE TO CREDIT AGREEMENT]
S-1
130355.01002/11924525v.4